090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Barbara K. Cegavske	20150574332-92
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 12/29/2015 10:05 AM
	Entity Number: E0245212006-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DOMARK INTERNATIONAL, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE IV is deleted in its entirety and replaced as follows: "The amount of the total authorized capital stock of the corporation shall be one hundred thirty million (130,000,000) shares of common stock, par value $0.001 per share, and two million (2,000,000) shares of preferred stock, $0.001 par value, the rights and preferences of which may be determined by the Board of Directors. Said shares may be issued by the Corporation from time to time for such consideration as may be fixed by the Board of Directors."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51.00%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.